------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
   Vermylen    David          B.         |    Keebler Foods Company (KBL)                  |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
   677 Larch Avenue                      |   (Voluntary)         |     June, 2000          |     President-Keebler Brands
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
   Elmhurst,      IL             60126   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/14/00    |  S    |       | 22,600 |  D   | 38.3125  |             |   I      |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/14/00    |  S    |       |  7,400 |  D   | 38.4375  |             |   I      |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/14/00    |  S    |       | 10,000 |  D   | 38.3750  |             |   I      |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/14/00    |  S    |       | 10,000 |  D   | 38.500   |             |   I      |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  M    |       | 25,300 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  S    |       | 25,300 |  D   | 36.125   |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  M    |       |  9,100 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  S    |       |  9,100 |  D   | 36.1875  |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  M    |       |  2,800 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  S    |       |  2,800 |  D   | 36.250   |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  M    |       | 18,800 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  S    |       | 18,800 |  D   | 36.0625  |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  M    |       |  9,100 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  S    |       |  9,100 |  D   | 36.3125  |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  M    |       | 10,000 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  S    |       | 10,000 |  D   | 36.8125  |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  M    |       |  2,000 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/9/00     |  S    |       |  2,000 |  D   | 36.375   |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/12/00    |  M    |       | 10,000 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/12/00    |  S    |       | 10,000 |  D   | 36.250   |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/12/00    |  M    |       | 10,000 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/12/00    |  S    |       | 10,000 |  D   | 36.4375  |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/12/00    |  M    |       |  2,900 |  A   |  1.74    |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
   Common Stock, par value $.01       |   6/12/00    |  S    |       |  2,900 |  D   | 36.375   |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |  50,318     |          |
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(1) David B. Vermylen, as trustee of the Revocable David B. Vermylen Declaration of Trust dated August 22, 1997.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
  Option (To Buy)       |   1.74      | 6/9/00   |   M   |    | 77,100 |         |IMMED  |  (1)   | Stock  |  77,100   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
  Option (To Buy)       |   1.74      | 6/12/00  |   M   |    | 22,900 |         |IMMED  |  (1)   | Stock  |  22,900   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |        D               |
------------------|------------------------|------------------------------
                  |        D               |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
   309,181        |                        |
------------------|------------------------|------------------------------
      (2)         |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

(1) Upon the earlier of (a) ten years from date of grant, (b) 90 days after the date of termination other than for causes, or (c)
first anniversary after termination from service by reason of death or permanent disability.

(2) 300,956 options were issued under the 1996 Stock Option Plan and 108,225 options were issued under the 1998 Stock Option Plan.

                                                                                          /s/ DAVID B. VERMYLEN             7/10/00
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

  Note File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                             Page 2

                           (Print or Type Responses)